                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                  [ ]  Confidential, for Use of
                                                       the Commission Only (as
                                                       permitted by Rule 14a-6
                                                       (e) (2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              IRT PROPERTY COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

              -----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -----------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:

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         (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

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         (2)  Form, Schedule or Registration Statement No.:

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         (3)  Filing Party:

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         (4)   Date Filed:

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


                              IRT PROPERTY COMPANY
                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339


        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 1999

To our Shareholders:

         Our Annual Meeting of Shareholders will be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Chambers Room, Atlanta, Georgia, on Thursday, May 20, 1999, at 10:00 a.m. Eastern Time, for the following purposes:

               1. To elect five directors to serve until the annual meeting of shareholders in 2000 and until their successors have been duly elected and qualified;

               2. To approve an amendment to IRT Property Company's (the "Company's") Articles of Incorporation to increase the authorized shares of Common Stock from 75 million to 150 million; and

               3. To transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournments thereof (the "Meeting").

         Only shareholders of record at the close of business on March 19, 1999, are entitled to notice of, and to vote at, the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available at the Meeting.

         The Company's Proxy Statement is enclosed along with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998.


                                    By Order of the Board of Directors


                                    W. BENJAMIN JONES III
                                    Executive Vice President
                                    and Secretary


Atlanta, Georgia
April    , 1999
      ---

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339

                              --------------------



               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1999

                             ----------------------


GENERAL

         The enclosed proxy is solicited by the Board of Directors of IRT Property Company (the "Company") for use at the Company's Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Chambers Room, Atlanta, Georgia, on May 20, 1999, and any adjournments or postponements thereof (the "Meeting"). The enclosed proxy is revocable at any time before its exercise at the Meeting by (i) written notice to the Executive Vice President and Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention: W. Benjamin Jones, III, Executive Vice President and Secretary.

         As of March 19, 1999 (the "Record Date"), 33,234,206 shares of Company $1.00 par value common stock ("Common Stock") were issued and outstanding. Each outstanding share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting. No shares of the Company's $1.00 par value Preferred Stock ("Preferred Stock") were issued and outstanding as of the Record Date.

         The 1998 Annual Report to Shareholders ("Annual Report"), including financial statements for the fiscal year ended December 31, 1998, accompanies this Proxy Statement. These materials are first being mailed to shareholders of the Company on or about April __, 1999.

         Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Meeting for each share of Common Stock held of record at the close of business on the Record Date. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF COMMON STOCK WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, "FOR" THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 TO 150,000,000, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

         The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the Record Date.

         Proposal One, relating to the election of the nominees for directors, requires approval by a "plurality" of the votes cast by the shares of Common Stock entitled to vote in the election. This means that Proposal One will be approved only if the holders of a majority of the shares of Common Stock entitled to vote and voting at the Meeting vote in favor of Proposal One. With respect to Proposal One, abstentions and "broker non-votes" will be counted as shares of Common Stock present for purposes of determining the presence of a quorum. However, neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a particular proposal has received sufficient votes for approval. A "broker non-vote" occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

         Proposal Two, and any other proposal that is properly brought before the Meeting, requires approval by the holders of a majority of the shares of Common Stock entitled to vote at the Meeting. With respect to such proposals, abstentions will be counted, but "broker non-votes" will not be counted, as Shares present for purposes of determining the presence of a quorum. Both abstentions and "broker non-votes" will be counted as votes cast against such proposals for purposes of determining whether such proposal has received sufficient votes for approval.

         In the event that a quorum is not represented in person or by proxy at the Meeting, a majority of shares represented at that time may adjourn the Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS


         The Board of Directors is elected annually by the shareholders for a one-year term. Five incumbent directors have been nominated and have agreed to serve as directors if elected. The Company has not nominated anyone to replace Donald W. MacLeod or Mary M. Thomas, both of whom resigned as directors in 1998.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR ELECTION AS DIRECTORS.

CERTAIN INFORMATION CONCERNING NOMINEES AND NAMED EXECUTIVE OFFICERS

         The following table sets forth the name and age of each nominee for election to the Board of Directors of the Company and information as of March 15, 1999 regarding the beneficial ownership of the Company's Common Stock by each director of the Company, by the Named Executive Officers (as hereinafter defined), and by all directors and executive officers as a group. The amounts shown are based upon information furnished by the individuals named. Management is not aware of any person that beneficially owns 5% or more of the Company's Common Stock.

                                                                      COMPANY SHARES
                                                                           OWNED         PERCENTAGE OF
                                                                     BENEFICIALLY AND     OUTSTANDING
            NAME                          CURRENT POSITION WITH    NATURE OF BENEFICIAL  SHARES OWNED
      (DIRECTOR SINCE)             AGE           COMPANY               OWNERSHIP(1)     BENEFICIALLY(1)
      ----------------             ---           -------               ------------     ---------------

Thomas H. McAuley(2)               53       Chairman, President            203,358(5)(6)          (8)
(1987)                                        and Chief Executive
                                              Officer, Director

Patrick L. Flinn(2)(4)             56       Director                         3,500(5)             (8)
(1997)

Homer B. Gibbs, Jr.(3)(4)          66       Director                        33,466(5)(7)          (8)
(1976)

Samuel W. Kendrick(2)(3)(4)        59       Director                         9,190(5)             (8)
(1993)

Bruce A. Morrice(2)(3)(4)          65       Director                        20,573(5)(7)          (8)
(1986)

OTHER NAMED EXECUTIVE OFFICERS
W. Benjamin Jones III              48       Executive Vice President       123,327(5)(6)          (8)
Robert E. Mitzel                   50       Executive Vice President       121,646(5)(6)(7)       (8)
Daniel F. Lovett                   52       Senior Vice President           36,800(5)             (8)
James G. Levy                      40       Senior Vice President           28,302(5)(7)          (8)
Kip R. Marshall                    49       Senior Vice President           18,500(5)             (8)

ALL DIRECTORS, NOMINEES, AND
EXECUTIVE OFFICERS
AS A GROUP (10 PERSONS)                                                    598,662(9)           1.78% (9)

     -------------
     (1) Information relating to beneficial ownership of Company Common Stock is based upon information furnished by each person using "beneficial ownership" concepts set forth in the rules of the Securities and

          Exchange Commission. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
     (2)  Member of the Executive Committee.
     (3)  Member of the Audit Committee.
     (4) Member of the Compensation Committee. The Compensation Committee also acts as the Stock Option Committee.
     (5) The number of shares reflected as being owned includes 90,300 shares for Mr. McAuley; 2,500 shares for Mr. Flinn; 12,500 shares each for Messrs. Gibbs and Morrice; 7,500 shares for Mr. Kendrick, 58,718 shares for Mr. Jones; 60,300 shares for Mr. Mitzel; 34,800 shares for Mr. Lovett; 27,700 shares for Mr. Levy; and 15,500 shares for Mr. Marshall, which each has the right to acquire pursuant to the Company's Stock Option Plan.
     (6) Includes 47,904 shares received by Mr. McAuley and 23,952 shares received by each of Mssrs. Jones and Mitzel of restricted stock, pursuant to the Company's 1998 Long-Term Incentive Plan, with a fair market value on the date of distribution in 1998 of $10.437 per share.
     (7) The number of shares reflected as being beneficially owned by Mr. Morrice includes 2,966 shares owned by a marital trust, over which he has no voting or investment power; and with regard to Messrs. Gibbs, Mitzel and Levy includes 2,500, 392 and 400 shares, respectively, owned by their wives. Messrs. Morrice, Gibbs, Mitzel, and Levy are deemed to be beneficial owners of such shares under the regulations of the SEC, but they disclaim such beneficial ownership.
     (8)  Less than 1%.
     (9) Includes 287,318 shares which the Company's executive officers have the right to acquire and 35,000 shares which the Company's non-management directors have the right to acquire pursuant to the Company's Stock Option Plans. Also includes 3,292 shares owned by spouses of the directors and executive officers, and 2,966 shares owned by trusts. The directors and executive officers are deemed to be the beneficial owners of such shares under the regulations of the SEC, but they disclaim beneficial ownership in such shares held by their spouses and related trusts.

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS

         The Board of Directors has an Executive Committee, an Audit Committee, and a Compensation Committee (which also serves as a Stock Option Committee).

         The Executive Committee may exercise all the powers of the Board of Directors between meetings of the Board, except as limited by law. The Executive Committee may also serve as a Nominating Committee which nominates persons to serve as directors of the Company. The full Board of Directors, however, currently acts as the Nominating Committee and, as such, has nominated the five persons named in the foregoing table. No recommendations were submitted by shareholders with respect to the nomination of directors, and the Nominating Committee has no policy with respect to whether or not it would consider such recommendations by shareholders. The Executive Committee held one meeting during 1998.

         The Audit Committee, which is composed of outside directors, approves any transactions involving related parties, recommends to the Board of Directors the engagement of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met once in 1998.

         The Compensation Committee, composed of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. It also acts as the Stock Option Committee and is responsible for the administration of the Company's Stock Option Plans. The Compensation Committee met once in 1998.

         During the Company's fiscal year ended December 31, 1998, the Company's Board of Directors held six meetings. The directors attended all meetings of the Board of Directors and the committees on which they served during 1998.

         The Company pays directors who are not also employees of the Company a retainer fee of $1,000 per month; $1,000 plus expenses for each Board meeting attended; and $500 plus expenses for each Executive Committee, Audit Committee or Compensation Committee meeting attended. Directors' fees in 1998 aggregated $85,500. In addition, each non-employee director receives nonqualified stock options to purchase 1,250 shares of the Company's Common Stock upon his or her election and each annual re-election to the Board.

         The Company adopted the IRT Property Company Deferred Compensation Plan for Outside Directors at the end of 1995. This plan allows non-employee directors to defer their director fees to the earlier of the date selected by the director or the date the director ceases to be a board member. Any such fees deferred will accrue interest monthly at an annual rate based on 13-week Treasury Bills. During 1998, $13,000 of director fees were deferred in accordance with this plan.

         There are no family relationships among any of the directors and/or executive officers of the Company.

PRINCIPAL OCCUPATIONS OF NOMINEES FOR ELECTION DURING THE PAST FIVE YEARS

         The principal occupations during the past five years of the nominees for election as directors of the Company are as follows:

         Mr. McAuley has been President of the Company since October 1, 1995, and was named Chief Executive Officer of the Company on January 1, 1997, and Chairman in June 1998. He was regional partner of Faison Associates, Inc. ("Faison"), a real estate development and management company headquartered in Charlotte, North Carolina, from May 1993 through September 1995. From June 1988 to May 1993, he served as Chairman and Chief Executive Officer and part owner of Ewing Southeast Realty, Inc. ("Ewing"), an Atlanta, Georgia real estate company. Ewing was acquired by Faison Associates, Inc. ("Faison") on May 1, 1993, when Mr. McAuley became a Faison partner.

         Mr. Flinn is currently occupied as a private investor and serves as a director of Metrotrans Corporation [NASDAQ: MTRN] and of Theragenics, Inc. [NYSE: TGX]. He retired from BankSouth Corporation after serving as Chairman and Chief Executive Officer from August 1991 to January 1996.

         Mr. Gibbs is currently occupied as a private investor. He retired as Vice Chairman of Mid-South Financial Corporation, a Nashville, Tennessee mortgage banking firm, on January 1, 1994, a position he held from 1986.

         Mr. Kendrick retired from Ruddick Investment Company ("RIC") after serving as President from November 1994 to April 1998. RIC, an affiliate of Harris Teeter, Inc. ("Harris Teeter"), a grocery store owner/operator, is involved in real estate development and venture capital investment. Mr. Kendrick served as Executive Vice President of Harris Teeter, a supermarket chain with principal executive offices in Charlotte, North Carolina, from July 1992 to October 1994. Harris Teeter is a tenant in some of the shopping centers owned and managed by the Company.

         Mr. Morrice has been Managing Director of Morrice Financial Corp., a Dallas, Texas real estate finance and investment firm since 1987.

EXECUTIVE OFFICERS

         In addition to Thomas H. McAuley, President and Chief Executive Officer, the executive officers of the Company are as follows:

         W. Benjamin Jones III has been employed by the Company since 1977, and has been Executive Vice President since May 1994.

         Robert E. Mitzel has been with the Company since 1987, and has served as Executive Vice President since May 1994.

         Daniel F. Lovett joined the Company in October 1994 as Vice President and Director of Construction and became Senior Vice President in February 1998. From 1979 to September 1994, he was with Southeast Shopping Centers Corp., a South Florida neighborhood and community shopping center developer, last serving as Vice President and Director of Development.

         James G. Levy has been Senior Vice President and Chief Accounting Officer of the Company since December 1998. He served as Vice President and Treasurer from June 1994 to December 1998. From May 1993 to May 1994, he was with Faison, serving as Regional Comptroller.

         Kip R. Marshall joined the Company in March 1998 as Senior Vice President. From 1996 to 1997, he was employed as an Asset Manager for Bullock, Terrell & Mannelly, a full service commercial real estate firm based in Atlanta, Georgia, and from 1991 to 1995, he served as Vice President of Travelers Realty Investment Company.

The executive officers are elected by and serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

         The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. The Compensation Committee typically reviews the salary of each executive officer once each year at its November meeting. At that meeting, the Compensation Committee, acting as a Stock Option Committee, also usually determines the individuals to whom incentive stock options are to be awarded and the number of shares for which options are to be granted.

         The Company's executive compensation program has three primary objectives:

         - Reward executives for long-term management focus and the enhancement of shareholder value.

         - Attract and retain key executives critical to the long-term success of the Company.

         -        Support the achievement of desired Company performance.

         In determining the compensation to be paid to the executive officers of the Company, the Compensation Committee considers compensation paid to other executives performing similar jobs within the industry. Some of the companies considered by the Compensation Committee to be of comparable size and complexity are included in the NAREIT All REIT Index included in the Comparative Stock Performance section of this Proxy Statement. In these comparisons, the Compensation Committee strives to fix the compensation of the Company's executive officers in the middle of the class of comparable companies. The Committee also considers the performance of the

Company and the merits of the individual under consideration. Committee members use their discretion to set executive compensation where, in their judgment, external, internal or an individual's circumstances warrant it.

Executive Officer Compensation Program

         The Company's executive officer compensation program is comprised of base salary, year-end additional cash compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance generally available to all employees of the Company.

Base Salary

         The Chief Executive Officer recommends to the Compensation Committee the base salary levels for the Company's other executive officers based on his evaluation of individual experience and performance, on his review of employee evaluation reports prepared by certain of the executive officers and in his subjective discretion on the overall operating performance of the Company. Base salary levels are then set in the discretion of the Compensation Committee after consideration of such recommendations. The Compensation Committee members also may consider salary levels of executive officers of other comparable companies.

401(k) Plan and Year-End Additional Cash Compensation Program

         The Company maintained a pension plan during 1980 to 1990, which was terminated June 30, 1990. Upon termination of the pension plan, the Board of Directors determined that it would be appropriate to substitute in lieu thereof a program of year-end cash payments to the executive officers of the Company and certain other corporate employees of the Company selected in the discretion of the Chief Executive Officer and the President. Under this program (the "Year-End Additional Cash Compensation Program"), participants received a year-end cash payment from the Company, the amount of which was based upon each participant's length of service with the Company. Each participant who has been employed by the Company for more than five years received a year-end cash payment equal to 12% of his or her salary. Each participant with less than five years received year-end cash payments in graduated amounts designed to produce a cumulative 12% payment after completion of five years of service. The Company paid or accrued approximately $170,000 and $200,000 under this program in 1996 and 1995, respectively. The Company has not paid or accrued any amounts under this program since 1996.

         In August 1996, the Company terminated the Year-End Additional Cash Compensation Program and adopted a 401(k) Plan. All employees who have completed one year of service and are at least 18 years of age are eligible to participate in the 401(k) Plan, and the Company matches 100% of employee contributions, up to 6% of each individual participant's compensation. Employees vest in the Company match based on length of service, with full vesting at 5 years of service. The Company contributed approximately $56,000 to the 401(k) Plan for the period from August 1 through December 31, 1996, approximately $131,000 during 1997 and approximately $152,000 during 1998.

Compensation to Chief Executive Officer

         Mr. McAuley has been Chief Executive Officer since January 1, 1997, and has served as President since October 1, 1995 and Chairman since June 18, 1998.

         Mr. McAuley's base salary for 1998 was $307,154, as compared to $302,608 for 1997, and prior to becoming Chief Executive Officer was $251,250 for 1996. Mr. McAuley received $132,938 in performance bonuses during 1998. Mr. McAuley also was awarded, during fiscal years 1998, 1997, and 1996, incentive stock options to purchase 9,500, 8,750 and 5,000 shares of Company Common Stock, respectively.

         The Compensation Committee considered Mr. McAuley's role as Chairman, Chief Executive Officer and President during 1998, and as President and Chief Executive Officer during 1997 and President in 1996, and the salaries and benefits of other chief executive officers for similar companies within the industry in determining his cash compensation. The stock option awards to Mr. McAuley were based, among other things, on competitive practice within the industry, the Committee's perception of his past and expected contributions to the Company's long-term performance, and the $100,000 incentive stock option ("ISO") limitation as described below.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chief Executive Officer and the four other highest paid employees of the Company. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the shareholders. The Compensation Committee has not and does not anticipate the need to develop a formal policy on this matter since the compensation of the Company's executive officers has been less than the limitations contemplated by Section 162(m).

                             COMPENSATION COMMITTEE
                           Bruce A. Morrice, Chairman
                               Homer B. Gibbs, Jr.
                               Samuel W. Kendrick
                                Patrick L. Flinn

SUMMARY COMPENSATION TABLE

         The following table shows the compensation for the past three years of the Chief Executive Officer and each of the four other most highly-compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 1998 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                      ANNUAL COMPENSATION(1)                         LONG-TERM COMPENSATION
                                -----------------------------------------------------------------------------------------------
NAME AND PRINCIPAL                                                                                  RESTRICTED       SECURITIES
-------------------                                               OTHER ANNUAL       401(K)           STOCK          UNDERLYING
POSITION                        YEAR    SALARY      BONUS        COMPENSATION(2)  CONTRIBUTION       AWARD(S)        OPTIONS(#)
--------                        ----    ------      -----        ---------------  ------------       --------        ----------
Thomas H. McAuley               1998   $307,154   $132,938(4)             --        $10,000        $500,000(5)(6)       8,300
   Chairman, President          1997    302,808         --                --          9,500              --             8,750
   and Chief Executive          1996    251,250         --           $17,500          5,255              --             5,000
   Officer(3)

W. Benjamin Jones III           1998    150,209     22,552                --          9,012         250,000(5)(6)       8,300
   Executive Vice               1997    145,788         --                --          8,747              --             7,500
   President                    1996    134,788         --             9,205          3,217              --             7,500


Robert E. Mitzel                1998    150,209     22,552                --          9,349         250,000(5)(6)       8,300
   Executive Vice               1997    145,788         --                --          8,747              --             7,500
   President                    1996    134,788         --             9,205          3,217              --             7,500


Daniel F. Lovett                1998    109,848     16,653                --          7,220              --             8,300
   Executive Vice               1997     91,568         --                --          5,394              --             6,000
   President                    1996     84,920         --             5,950          2,009              --             6,000


Mary M. Thomas                  1998    186,141     27,011                --         10,000         250,000(5)(6)(7)    8,300
   Executive Vice               1997    174,613         --                --          9,500              --             7,500
   President and Chief          1996    161,438         --            11,025          3,853              --             7,500
   Financial Officer

-------------------
(1) Excludes perquisites and other personal benefits, the aggregate amount of which did not, in the case of any Named Executive Officer, exceed $50,000 or 10% of such Named Executive Officer's annual salary and bonus in any year.
(2)      Year-End Additional Cash Compensation in lieu of pension.
(3) President and Chief Operating Officer since October 1, 1995, Chief Executive Officer since January 1, 1997, and Chairman since June 18, 1998.
(4) Mr. McAuley received a $75,000 performance bonus approved in February 1998 by the Board of Directors and a $57,938 bonus under the 1998 Long-Term Incentive Plan based upon the attainment of certain performance goals. See "Employment Agreements."
(5) Represents the value of 47,904 shares received by Mr. McAuley and 23,952 shares received by each of Mssrs. Jones and Mitzel and Ms. Thomas, pursuant to the 1998 Plan, with a fair market value on the date of distribution in 1998 of $10.44 per share. On June 18,1998, 119,760 restricted shares of common stock (the "Restricted Shares") were granted and 119,760 shares (the "Loan Shares") were issued pursuant to loans made to certain Company officers as incentives for future services. The Restricted Shares and the Loan Shares were valued at the closing price of the Company's common stock on June 18, 1998 of $10.437.
(6) Each of the restricted stock awards provides that the shares of restricted stock shall vest 10% on January 31st of each year beginning in 1999 and ending in 2008. The restricted stock is subject to the Executive remaining an employee of the Company or a subsidiary, except in the case of death or disability. The Company also loaned each Executive the respective amounts shown pursuant to secured promissory notes bearing interest at 7% per annum, with interest payable quarterly. The principal is payable at the maturity of the notes on July 1, 2008. The proceeds of the notes were used to buy a number of shares equal to the shares granted under the restricted stock awards. The secured promissory notes are accompanied by a pledge agreement on all Restricted Shares to secure the employee's obligations to the notes. The Company can release collateral in the Company's judgment at any time after July 10, 2003, provided the fair market value of the remaining collateral is not less than 200% of the then outstanding principal balance of the related note, and provided further all interest payments are current.
(7) As a result of Ms. Thomas' resignation from the Company effective December 31, 1998, 21,557 of these shares were forfeited by her and surrendered to the Company. Consequently, Ms. Thomas now only holds 2,395 shares with a fair market value on the date of original distribution of $25,000 or $10.44 per share.

STOCK OPTION PLANS

         Long-term incentives are presently provided through the Company's 1989 Stock Option Plan (the "1989 Plan") and its 1998 Long-Term Incentive Plan (the "1998 Plan," and collectively with the 1989 Plan, the "Plans"). These Plans are intended to promote the long-term success of the Company by providing financial incentives to the directors, officers, and employees of the Company who are in positions to make significant contributions toward the success of the Company.

         Options granted under the 1989 Plan may be either incentive stock options (options that meet certain requirements of the Internal Revenue Code, thereby receiving special tax treatment) or nonqualified stock options (options that do not meet the special requirements for incentive stock options). ISOs may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified stock options ("NSOs") may also be granted to officers and employees of the Company. The 1998 Plan also provides for awards of stock appreciation rights ("SARs").

         The Plans are administered by the Compensation Committee. Subject to the approval of the Board of Directors, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the number of shares for which options are granted (the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year shall not, however, exceed $100,000, and no person shall be eligible to receive an ISO for shares in excess of such limitation), and the determination of whether an option shall be an ISO or a NSO.

         Options granted under the Plans are exercisable no later than 10 years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant. The 1989 Plan replaced the Key Employee Stock Option Plan adopted in 1983, as amended by the Board of Directors on February 9, 1987 (the "1983 Plan"). No further options or SARs may be granted under the 1983 Plan, although unexercised options previously granted under the 1983 Plan remain in full force and effect. The 1989 Plan does not provide for SARs, but the 1998 Plan does include SARs.

         In determining the grants of stock options to officers and employees of the Company, including the executive officers other than the Chief Executive Officer, the Compensation Committee reviewed with the Chief Executive Officer, the recommended individual awards, based on the respective performance, responsibilities, and contributions of each of the individuals under consideration, and the operating performance of the Company. The Compensation Committee also considered the expected performance requirements and contributions, as well as the position level, of each of these individuals. The Chief Executive Officer and the Compensation Committee did not give consideration to current holdings of the Common Stock or options to purchase the Common Stock of the Company when making their decision regarding option awards.

         The following table sets forth (i) all individual grants of stock options made by the Company during fiscal 1998 to each of the Named Executive Officers (all of which are ISOs granted under the 1989 Plan and exercisable immediately upon grant), (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees of the Company, (iii) the exercise price and expiration date of these options, and
(iv) estimated potential realizable values assuming the stock price appreciates over a ten-year term at rates of 5% and 10% compounded annually.


                                                  OPTION GRANTS IN FISCAL 1998

                                        INDIVIDUAL GRANTS
                              --------------------------------------

                                                                                     POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED ANNUAL
                              NUMBER OF   % OF TOTAL                                  RATES OF STOCK PRICE
                              SECURITIES     OPTIONS                                    APPRECIATION FOR
                              UNDERLYING   GRANTED TO    EXERCISE OR                      OPTION TERM
                               OPTIONS     EMPLOYEES     BASE PRICE    EXPIRATION    ----------------------
NAME                          GRANTED(#)    IN 1998        ($/SH)         DATE         5%            10%
----                          ----------    -------        ------         ----         --            ---
Thomas H. McAuley               8,300         5.52%      $11.688       1/01/08       $61,007       $154,603

W. Benjamin Jones III           8,300         5.52        11.688       1/01/08        61,007        154,603

Robert E. Mitzel                8,300         5.52        11.688       1/01/08        61,007        154,603

Daniel F. Lovett                8,300         5.52        11.688       1/01/08        61,007        154,603

Mary M. Thomas                  8,300         5.52        11.688       1/01/08        61,007        154,603

         The following table sets forth (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 1998 by each of the Named Executive Officers,
(ii) the total number and value of all outstanding, unexercised options (all of which are exercisable) held by the Named Executive Officers as of the end of 1998, and (iii) the aggregate dollar value of all such unexercised options that are in-the-money; that is, when the fair market value of the common stock that is subject to the option exceeds the exercise price of the option.

                                               AGGREGATED OPTION EXERCISES IN 1998
                                                  AND YEAR-END OPTION VALUES

                               NUMBER OF SHARES                            NUMBER OF        VALUE OF UNEXERCISED
                                 ACQUIRED ON                          UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
      NAME                          EXERCISE       VALUE REALIZED          AT 12/31/98         AT 12/31/98(1)
      ----                          --------       --------------          -----------        ---------------
Thomas H. McAuley                     --                 --                 80,800(2)             $22,812

W. Benjamin Jones, III                --                 --                 51,718                  8,563

Robert E. Mitzel                      --                 --                 52,675                 10,125

Daniel F. Lovett                      --                 --                 25,300                  4,500

Mary M. Thomas                        --                 --                 53,800                 15,750

----------------
(1) Value based on market value of the Company's Common Stock at the date of exercise or the end of 1998 minus the exercise price.
(2) Includes NSOs totaling 8,750 shares, consisting of 1,250 shares each granted during 1989 through 1995 as a non-employee director, an NSO for 50,000 shares granted upon employment as President in 1995, an ISO for 5,000 shares granted in 1996 and an ISO for 8,750 shares granted in 1997, and 8,300 granted in 1998.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

         As of the date of this Proxy Statement, the Board granted restricted stock awards under the Incentive Plan to Messrs. McAuley, Jones, and Mitzel, and Ms. Thomas. The following table shows the Incentive Plan awards approved by the Board for the persons and groups indicated below. Any future awards will be made at the discretion of the Compensation Committee.

                                                      DOLLAR VALUE OF        NO. OF SHARES OF
        NAME AND POSITION                           RESTRICTED STOCK ($)    RESTRICTED STOCK (#)
        -----------------                           --------------------    --------------------
Thomas H. McAuley                                     $  500,000(1)               47,904
   President and Chief Executive Officer

W. Benjamin Jones III                                 $  250,000(1)               23,952
   Executive Vice President

Robert E. Mitzel                                      $  250,000(1)               23,952
   Executive Vice President

Mary M. Thomas                                        $  250,000(1)2)             23,952
   Executive Vice President and
   Chief Financial Officer

All current executive officers, as a group            $1,250,000(1)              119,760

All non-executive directors, as a group               $       -0-                     -0-

All other employees, as a group                       $       -0-                     -0-

----------------------------
(1) On a per share basis, this amount will be equal to the fair market value of the Common Stock on the date of award of the restricted stock.
(2) As a result of Ms. Thomas' resignation from the Company effective December 31, 1998, 21,557 of these shares were forfeited by her and surrendered to the Company. Consequently, Ms. Thomas now only holds 2,395 shares from such awards with a fair market value on the date of original distribution of $25,000 or $10.44 per share.

COMPARATIVE STOCK PERFORMANCE

         The line graph below compares the cumulative total shareholder return on Common Stock of the Company for the last five fiscal years with the cumulative total return on the NAREIT All REIT Total Return Index and the Russell 2000 Index over the same period. The Company is using the Russell 2000 Index in place of the S&P 500, which was used last year, because the companies comprising the Russell 2000 Index have more comparable market capitalization to the Company than those comprising the S&P 500. This comparison assumes that the value of the investment in the Company Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.








                          [ INSERT PERFORMANCE CHART ]











                                                        PERIOD ENDING
                            --------------------------------------------------------------------------
INDEX                       12/31/93     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
------------------------------------------------------------------------------------------------------
IRT Property Company          100.00       103.60       102.28       139.59       154.60       142.51
Russell 2000                  100.00        98.18       126.11       146.91       179.76       175.19
NAREIT All REIT Index         100.00       100.80       118.87       162.89       194.38       159.36

-------------------
(1) The NAREIT All REIT Total Return Index is maintained by the National Association of Real Estate Investment Trusts. It contained 211 tax-qualified REITs, including the Company, with a total market capitalization of $141.4 billion as of December 31, 1998.
(2) The Russell 2000 Index is maintained by the Frank Russell Company and contains companies based in the United States, including the Company. As of December 31, 1998, the average market capitalization of companies comprising the Russell 2000 Index was approximately $592.0 million, the median market capitalization was approximately $500.0 million, and the largest company in the index had an approximate market capitalization of $1,402.7 million.
(3) The above performance graph was prepared by SNL Securities, Charlottesville, VA.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         On October 1, 1995, the Company entered into an employment agreement with Mr. McAuley as President and Chief Operating Officer of the Company, which provided, among other things, for a minimum annual base salary of $250,000, a commencement bonus of $100,000, and the opportunity to participate in such incentive bonus plans, as may be determined by the Board. Mr. McAuley also was granted a NSO to purchase 50,000 shares of Company Common Stock under the 1989 Plan.

         The Company entered into an Amended and Restated Employment Agreement with Mr. McAuley as of November 11, 1997. This Employment Agreement provides for an initial annual salary of $306,000 with annual reviews and permits participation in all other incentive, benefit, welfare and retirement plans offered by the Company, and the use and maintenance costs of a Company automobile (or a compatible automobile allowance). It is automatically renewable each year unless sooner terminated. Following a "Change In Control" as defined therein, Mr. McAuley may, for good reason, terminate his employment and receive the sum of 2.99 times the sum of his annual base salary and his most recent bonus. Following a Change in Control and termination of employment, the Company will continue to provide benefits to Mr. McAuley for two years, consistent with the benefits he received prior to such termination.

         As of November 11, 1997, the Company also entered into Change In Control Employment Agreements with Mary M. Thomas, W. Benjamin Jones III, and Robert E. Mitzel, its three Executive Vice Presidents. These are generally similar to the Change In Control provisions contained in the President's Employment Agreement. The provisions of Mr. Jones' and Mr. Mitzel's agreements provide for payments of the sum of one year's salary and bonus in the event of a Change In Control and termination of employment. Benefits are payable for one year in the case of each of Mr. Jones and Mr. Mitzel. Ms. Thomas' agreement expired upon her resignation in December 1998.

         On January 13, 1999, the Company entered into an agreement with Mary
M. Thomas following her resignation from the Company and the Board of Directors and the expiration of her Change in Control Employment Agreements. This Severance Agreement provided for, among other things, a $202,000 separation/transition incentive, up to $20,000 in matching 401(k) contributions and other cash payments, and vesting of 10% of her restricted stock award, as well as certain other benefits, including payment of medical and dental insurance for one year.

         The Company also has an agreement with Mr. MacLeod, its former Chairman, dated October 1, 1995, that provides that in the event of a "Change in Control," as defined therein, between July 1, 1997 and June 30, 1999, Mr. MacLeod will receive a $600,000 bonus.

                                  PROPOSAL TWO
                   INCREASE AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has adopted a resolution to amend the Company's Articles to increase the number of authorized shares of Common Stock. This amendment would increase the number of shares of Common Stock that the Company is authorized to issue from 75,000,000 to 150,000,000 to provide additional authorized but unissued shares available for issuance to meet business demands as they may arise. The Board of Directors believes that such additional shares will provide the Company with the flexibility to issue Common Stock for possible future stock dividends or splits, acquisitions, stock option plans, possible future financings or other corporate purposes which may be identified in the future by the Board of Directors, without the possible expense and delay of a special shareholders' meeting.

         The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

         The Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized, except that the Company is required under its dividend reinvestment plan, Stock Option Plans, provisions regarding issues of OP Units by IRT Partners, LP, a subsidiary of the Company, and the convertible debentures to maintain sufficient authorized but unissued shares of Common Stock to meet the Company's obligations under such plans and instruments. If all options were exercised, and taking into account the Common Stock needed for the Company's shareholder rights plan and other plans, the Company would have an insufficient number of authorized shares of Common Stock.

         The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such shareholders' percentage voting power.

         Although the Company has no present intention to issue shares of Common Stock to make acquisitions of control of the Company more difficult and is unaware of any pending proposals to acquire the Company, future issuances of Common Stock could have that effect. For example, the acquisition of shares of the Company's Common Stock by an entity seeking to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance could dilute the stock ownership of the acquiring entity. Common Stock could also be issued to existing shareholders as a dividend or privately placed with purchasers who might side with the Board in opposing a takeover bid, thus discouraging such a bid.

         This proposal requires approval by a majority of all the votes entitled to be cast by the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

ADDITIONAL INFORMATION

         The closing price of the Common Stock, as reported by the New York Stock Exchange on March 15, 1999 was $8.9375.

INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has been appointed by the Board of Directors as the independent public accountants for the Company for fiscal year 1999. It has served as the independent public accountants for the Company since 1979.

         Representatives of the firm of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning the financial affairs of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company the copies of all 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to directors, executive officers, and greater than 10% beneficial owners were complied with by such persons.

EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers, directors, and regular employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. The Company is contemplating retaining Regan & Associates, Inc. to solicit proxies and will pay the charges of such firm, presently estimated at approximately $4,500. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

SHAREHOLDERS' PROPOSALS

         Proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders must be received at the Company's principal executive offices on or before December ___, 1999 to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

OTHER MATTERS

         The management of the Company does not know of any matters to be presented at the Meeting other than those mentioned in this Proxy Statement. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

         The management of the Company urges you to attend the Meeting and to vote your shares in person. Whether or not you plan to attend, please sign and promptly return your proxy. Your proxy may be revoked at any time before it is voted. Such proxy, if executed and returned, gives discretionary authority with respect to any other matters that may come before the Meeting.

ANNUAL REPORT ON FORM 10-K

         Upon the written request of any person whose Proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests may be made to IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention: W. Benjamin Jones, III, Executive Vice President and Secretary.

                               IRT PROPERTY COMPANY

                               By:  W. BENJAMIN JONES III
                                    Executive Vice President
                                    and Secretary


                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

IRT PROPERTY COMPANY


  ELECTION OF DIRECTORS                  FOR    WITHHOLD   FOR ALL         To withhold authority to vote for any individual
  1.  Nominees: 01) T.H. McAuley,        All      All      Except:         nominee, mark "For All Except" and write the
                02) P.L. Flinn,                                            nominee's number on the line below.
                03) H.B. Gibbs, Jr.      [ ]      [ ]       [ ]
                04) S.W. Kendrick,                                         -------------------------------------------------
                05) B.A. Morrice

  VOTE ON PROPOSALS                FOR   AGAINST   ABSTAIN

  2.  To increase the company's    [ ]     [ ]      [  ]       Please mark this box if you plan to attend the     [ ]
      authorized shares of                                     Annual Meeting.
      $1.00 par value common
      stock from 75 million
      to 150 million.

  This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Items 1 and 2, and in the discretion of the Proxies on any other matters.
  When signing as attorney-in-fact, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such. On joint accounts, each owner should sign.


  -----------------------------------------------------                          --------------------------------------------------
  Signature (PLEASE SIGN WITHIN BOX)           DATE                              Signature (Joint Owners)                     DATE

PROXY FORM                                                            PROXY FORM
                                   [IRT LOGO]

                              IRT Property Company

  Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope

                              IRT PROPERTY COMPANY
                 PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

  Proxy For Annual Meeting of Shareholders Solicited By the Board of Directors

         The undersigned hereby appoints Thomas H. McAuley and W. Benjamin Jones III, and either of them, as Proxies, each with the full power of substitution to represent the undersigned and to vote all the shares of IRT Property Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Chambers Room, Atlanta, Georgia 30339 on Thursday, May 20, 1999 at 10:00 A.M. local time, and any adjournments thereof (the "Meeting") (1) as hereinafter specified upon the proposals listed on the reverse side and more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the Meeting.

THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE